SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13D
                                (Amendment No. 7)

                   Under the Securities Exchange Act of 1934*

                                   NYFIX, Inc.
                                   -----------
                                (Name of Issuer)


                    Common Stock, Par Value $0.001 Per Share
                    ----------------------------------------
                         (Title of Class of Securities)


                                    670712108
                                    ---------
                                 (CUSIP Number)

                             Scott A. Arenare, Esq.
                      Managing Director and General Counsel
                               Warburg Pincus LLC
                              466 Lexington Avenue
                               New York, NY 10017
                                 (212) 878-0600

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 With a copy to:

                              William H. Gump, Esq.
                             Steven J. Gartner, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                               New York, NY 10019
                                 (212) 728-8000



                                  June 30, 2009
                                  -------------

             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
CUSIP No. - 670712108
                                                              Page 3 of 13 pages
------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Warburg Pincus Private Equity IX, L.P.            IRS # 20-2975990
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [ ]
              (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
-------------------------- ----------- -----------------------------------------
                               7       SOLE VOTING POWER

                                       -0-
NUMBER OF                  ----------- -----------------------------------------
SHARES                         8       SHARED VOTING POWER
BENEFICIALLY
OWNED BY                               21,625,227
EACH                       ----------- -----------------------------------------
REPORTING                      9       SOLE DISPOSITIVE POWER
PERSON
WITH                                   -0-
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER

                                       21,625,227
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              21,625,227
------------- ------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              38.6%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              PN
------------- ------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
CUSIP No. - 670712108
                                                              Page 4 of 13 pages
------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Warburg Pincus IX, LLC                            IRS # 20-2975945
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [ ]
              (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
-------------------------- ----------- -----------------------------------------
                               7       SOLE VOTING POWER

                                       -0-
NUMBER OF                  ----------- -----------------------------------------
SHARES                         8       SHARED VOTING POWER
BENEFICIALLY
OWNED BY                               21,625,227
EACH                       ----------- -----------------------------------------
REPORTING                      9       SOLE DISPOSITIVE POWER
PERSON
WITH                                   -0-
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER

                                       21,625,227
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              21,625,227
------------- ------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              38.6%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              OO
------------- ------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
CUSIP No. - 670712108
                                                              Page 5 of 13 pages
------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Warburg Pincus Partners, LLC                      IRS # 13-4069737
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [ ]
              (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
-------------------------- ----------- -----------------------------------------
                               7       SOLE VOTING POWER

                                       -0-
NUMBER OF                  ----------- -----------------------------------------
SHARES                         8       SHARED VOTING POWER
BENEFICIALLY
OWNED BY                               21,625,227
EACH                       ----------- -----------------------------------------
REPORTING                      9       SOLE DISPOSITIVE POWER
PERSON
WITH                                   -0-
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER

                                       21,625,227
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              21,625,227
------------- ------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              38.6%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              OO
------------- ------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
CUSIP No. - 670712108
                                                              Page 6 of 13 pages
------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Warburg Pincus LLC                                IRS # 13-3536050
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [ ]
              (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
-------------------------- ----------- -----------------------------------------
                               7       SOLE VOTING POWER

                                       -0-
NUMBER OF                  ----------- -----------------------------------------
SHARES                         8       SHARED VOTING POWER
BENEFICIALLY
OWNED BY                               21,625,227
EACH                       ----------- -----------------------------------------
REPORTING                      9       SOLE DISPOSITIVE POWER
PERSON
WITH                                   -0-
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER

                                       21,625,227
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              21,625,227
------------- ------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              38.6%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              OO
------------- ------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
CUSIP No. - 670712108
                                                              Page 7 of 13 pages
------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Warburg Pincus & Co.                              IRS # 13-6358475
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [ ]
              (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              New York
-------------------------- ----------- -----------------------------------------
                               7       SOLE VOTING POWER

                                       -0-
NUMBER OF                  ----------- -----------------------------------------
SHARES                         8       SHARED VOTING POWER
BENEFICIALLY
OWNED BY                               21,625,227
EACH                       ----------- -----------------------------------------
REPORTING                      9       SOLE DISPOSITIVE POWER
PERSON
WITH                                   -0-
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER

                                       21,625,227
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              21,625,227
------------- ------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              38.6%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              PN
------------- ------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
CUSIP No. - 670712108
                                                              Page 8 of 13 pages
------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Charles R. Kaye
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [ ]
              (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
-------------------------- ----------- -----------------------------------------
                               7       SOLE VOTING POWER

                                       -0-
NUMBER OF                  ----------- -----------------------------------------
SHARES                         8       SHARED VOTING POWER
BENEFICIALLY
OWNED BY                               21,625,227
EACH                       ----------- -----------------------------------------
REPORTING                      9       SOLE DISPOSITIVE POWER
PERSON
WITH                                   -0-
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER

                                       21,625,227
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              21,625,227
------------- ------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              38.6%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              IN
------------- ------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
CUSIP No. - 670712108
                                                              Page 9 of 13 pages
------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Joseph P. Landy
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a) [ ]
              (b) [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        SOURCE OF FUNDS

              N/A
------------- ------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

              [ ]
------------- ------------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America
-------------------------- ----------- -----------------------------------------
                               7       SOLE VOTING POWER

                                       -0-
NUMBER OF                  ----------- -----------------------------------------
SHARES                         8       SHARED VOTING POWER
BENEFICIALLY
OWNED BY                               21,625,227
EACH                       ----------- -----------------------------------------
REPORTING                      9       SOLE DISPOSITIVE POWER
PERSON
WITH                                   -0-
                           ----------- -----------------------------------------
                               10      SHARED DISPOSITIVE POWER

                                       21,625,227
------------- ------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              21,625,227
------------- ------------------------------------------------------------------
     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

              [ ]
------------- ------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              38.6%
------------- ------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              IN
------------- ------------------------------------------------------------------

     This Amendment No. 7 to Schedule 13D (this "Amendment No. 7") is being filed with respect to the Common Stock of NYFIX, Inc., a Delaware corporation (the "Issuer"), to amend the Schedule 13D filed on October 19, 2006 (as amended by Amendment No. 1 thereto filed on May 10, 2007, Amendment No. 2 thereto filed on July 3, 2007, Amendment No. 3 thereto filed on January 4, 2008, Amendment No. 4 thereto filed on March 17, 2008, Amendment No. 5 thereto filed on July 2, 2008, Amendment No. 6 thereto filed on January 5, 2009 and this Amendment No. 7, the "Schedule 13D"). Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration

     Item 3 of the Schedule 13D is hereby amended to add the following:

     On June 30, 2009, 525,000 shares of Common Stock were issued to WP IX by the Issuer in payment of a dividend on the Series B Preferred Stock held by WP IX pursuant to the Certificate of Designations.

Item 5.  Interest in Securities of the Issuer

     Items 5(a) and (b) of the Schedule 13D are hereby amended and restated in their entirety as follows:

     (a) WP IX is the direct record owner of (i) 1,500,000 shares of Series B Preferred Stock, (ii) a Warrant to purchase an aggregate of 2,250,000 shares of Common Stock, subject to adjustment under certain circumstances, and (iii) 4,375,227 shares of Common Stock. Each share of Series B Preferred Stock is convertible in whole or in part, at any time and from time to time into 10 shares of Common Stock, subject to adjustment under certain circumstances. The Warrant is exercisable in whole or in part, at any time and from time to time, until October 12, 2016.

     Accordingly, as of June 30, 2009, WP IX is deemed to beneficially own an aggregate of 21,625,227 shares of Common Stock, which represents approximately 38.6% of the outstanding shares of Common Stock in accordance with Rule 13d-3(d). This percentage is based on 38,709,688 shares of Common Stock outstanding as of May 6, 2009, as disclosed in the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

     Due to their respective relationships with WP IX and each other, the Reporting Persons may be deemed to beneficially own, in the aggregate, 21,625,227 shares of the Issuer's Common Stock, which represents 38.6% of the outstanding shares of the Issuer's Common Stock.

     Each of WP, WPP LLC, WP LLC, WP IX LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of the Common Stock.

     (b) Each of the Reporting Persons is deemed to share with WP IX the power to vote or to direct the vote and to dispose or to direct the disposition of 21,625,227 shares of the Issuer's Common Stock.

     Item 5(c) of the Schedule 13D is hereby amended and restated in its entirety as follows:

     Except for the transaction described in Item 3 above, no other transactions in shares of the Issuer's Common Stock were effected by the Reporting Persons during the 60 days before the date of this Amendment No. 7.


                  [Remainder of page intentionally left blank]

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 1, 2009


                         WARBURG PINCUS PRIVATE EQUITY IX, L.P.

                         By:  Warburg Pincus IX, LLC, its General Partner,
                            By: Warburg Pincus Partners, LLC, its Sole Member,
                                By: Warburg Pincus & Co., its Managing
                                     Member

                         By: /s/ Scott A. Arenare
                            ----------------------------------------------------
                            Name:   Scott A. Arenare
                            Title:  Partner


                         WARBURG PINCUS IX, LLC

                         By:  Warburg Pincus Partners, LLC, its Sole
                              Member,
                            By:  Warburg Pincus & Co., its Managing
                                 Member

                         By: /s/ Scott A. Arenare
                            ----------------------------------------------------
                            Name:   Scott A. Arenare
                            Title:  Partner


                         WARBURG PINCUS PARTNERS, LLC

                           By:  Warburg Pincus & Co., its Managing Member

                         By: /s/ Scott A. Arenare
                            ----------------------------------------------------
                            Name:   Scott A. Arenare
                            Title:  Partner


                         WARBURG PINCUS LLC

                         By: /s/ Scott A. Arenare
                            ----------------------------------------------------
                            Name:   Scott A. Arenare
                            Title:  Managing Director


                         WARBURG PINCUS & CO.

                         By: /s/ Scott A. Arenare
                            ----------------------------------------------------

                            Name:   Scott A. Arenare
                            Title:  Partner


                         By: /s/ Scott Arenare
                         -------------------------------------------------------
                          Name:  Charles R. Kaye
                          By:  Scott A. Arenare, Attorney-in-Fact*



                         By: /s/ Scott Arenare
                         -------------------------------------------------------
                          Name:  Joseph P. Landy
                          By:  Scott A. Arenare, Attorney-in-Fact**


* Power of Attorney given by Mr. Kaye was previously filed with the SEC on March 2, 2006 as an exhibit to a Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.

** Power of Attorney given by Mr. Landy was previously filed with the SEC on March 2, 2006 as an exhibit to a Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.